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THIS AGREEMENT is made on 9 September 2003 BETWEEN

(1)	REMEDENT NV, a corporation under the laws of Belgium, whose registered office is at 9831 Deurle, Xavier De Cocklaan 42 ("Remedent");

hereby represented by Mr Guy De Vreese, Managing Director;

AND

(2)	OMEGA PHARMA NV, a corporation under the laws of Belgium, whose registered office is at 9810 Nazareth, Venecoweg 26 (the "Distributor" or "Omega Pharma");

hereby represented by Mr Marc Coucke, Managing Director;

Remedent and Omega Pharma are jointly referred to as the "Parties", and individually as a "Party".

BACKGROUND:

(A)	Remedent manufactures the Product (as defined hereafter) and requires a distributor to sell and distribute the Product in the Territory to the Market (both as defined hereafter).

(B)	Omega Pharma has agreed to sell and distribute the Product in the Territory to the Market upon the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

"Agreement"	means this agreement, including its exhibit and schedules

"Commencement Date"	means 9 September 2003

"Confidential Information"

means information of a business, marketing, manufacturing, financial, technical or scientific nature in the possession or under the control of a Party to which the other Party will have access in connection with the performance under this Agreement, except for such information which:

(a) at the time of first access or receipt is in the public domain, or becomes part of the public domain through no fault of the recipient, or

(b) the recipient can demonstrate was in its possession prior to first access or receipt from the other Party, without prejudice to any prior confidentiality, transfer or other agreement,

(c) is requested to be used or disclosed by law or order of any court of competent jurisdiction or recognised stock exchange or government department.

"Expanded Territory"	means Germany, Greece, France and Italy

"Market"	means all distribution channels

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"Product"

means the product listed in schedule 1, as manufactured by Remedent, bearing the trademark "PureWhite", containing the formula and presented following the concept as set out in schedule 1, and such other products as may from time to time be agreed in writing by the Parties or as may be added, removed or varied pursuant to this Agreement.

"Territory"	means Belgium, Luxemburg, Spain, Portugal, the Netherlands and the United Kingdom.

1.2	Words in the singular will include the plural and vice versa.

2.	APPOINTMENT

2.1

During the term of this Agreement, Remedent appoints Omega Pharma as its sole and exclusive distributor with the right to import, export, sell and distribute the Product to the Market in the Territory, and, as the case may be, the Expanded Territory and Omega Pharma hereby accepts this appointment. In the event that Remedent intends to market, sell and distribute other products which could be considered from a consumer's perspective as tooth whitening products, in the Territory and, as the case may be, the Expanded Territory, Omega Pharma will be offered a first right of refusal to sell and distribute such products under the same terms and conditions as set out in this Agreement, by executing an addendum to this Agreement. Omega Pharma shall inform Remedent of its decision within 45 days after having received Remedent's written notification of such products. These products will, as the case may be, be added to schedule 1.

Omega Pharma acknowledges that Remedent markets, sells and distributes only to dentists worldwide (through a distributor) at the date of the Agreement, REMEWHITE, a product, which is considered from a consumer's perspective to be a tooth whitening product.

Omega Pharma confirms that Remedent may continue marketing, selling and distributing the current version of REMEWHITE worldwide to dentists only (and in no event to or through any other distribution channel).

In the event that the current agreement(s), or one of them, with the distributor(s) of REMEWHITE would be terminated, for whatever reason, Omega Pharma will be offered a first right of refusal to sell and distribute REMEWHITE, in the Territory, and, as the case may be, the Expanded Territory, under the same terms and conditions as set out in this Agreement, by executing an addendum to this Agreement. Omega Pharma shall inform Remedent of its decision within 45 days after having received Remedent's written notification hereof. These products will, as the case may be, be added to schedule 1.

Remedent explicitly undertakes that any modification of REMEWHITE and/or any new product and/or product line, which could be considered from a consumer's perspective to be similar in any way, to REMIWHITE (including but not limited to as regards the concept, formula and/or trademark), shall only be marketed, sold and distributed to dentists only (and in no event to or through any other distribution channel).

Remedent shall refer all sales inquires for the Product from the Market in the Territory and, as the case may be, the Expanded Territory, to Omega Pharma.

2.2

In the event that Remedent intends to market, sell and distribute the Product in Greece, Germany, France and/or Italy (the "Expanded Territory"), Omega Pharma will be offered a first right of refusal and distribute the Products in any of the countries of the Expanded Territory under the same terms and conditions as set out in this Agreement, by executing an addendum to this

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Agreement. Omega Pharma shall inform Remedent of its decision within 45 days after having received Remedent's written notification of such expansion.

During the term of this Agreement, Remedent shall not appoint any other distributor for the Product in the Territory, or, as the case may be, the Expanded Territory, nor shall Remedent grant to any third party the rights to sell, distribute or market the Product in the Territory, or, as the case may be, the Expanded Territory.

2.3

Omega Pharma may appoint sub-distributors within the Territory, or, as the case may be, the Expanded Territory, with Remedent's prior written consent, which shall not be unreasonably withheld. Remedent hereby explicitly confirms that Omega Pharma may appoint any other member of the Omega Pharma group as sub-distributor under this Agreement.

2.4

Without prejudice to the foregoing, Remedent shall not, during the term of this Agreement, directly or indirectly, market, sell and/or distribute, nor shall grant to any third party the rights to market, sell, and/or distribute in the Territory, or, as the case may be, the Expanded Territory any product, which could be considered from a consumer's perspective to be similar in any way, to the Product (including but not limited to as regards the concept, formula and/or trademark), without the prior written consent of Omega Pharma.

Omega Pharma acknowledges that Remedent markets, sells and distributes in France (through a distributor) at the date of the Agreement, ALBADENT, a product, which is considered from a consumer's perspective to be similar to the Product. This product contains 16 trays for an 8 days' treatment, and is based on hydrogen peroxide.

Omega Pharma confirms that Remedent may continue marketing, selling and distributing ALBADENT in France. Parties explicitly agree that Omega Pharma's present consent is explicitly limited to the marketing, sale and distribution of ALBADENT in France.

In the event that the current agreement with the distributor of ALBADENT would be terminated, for whatever reason, Omega Pharma will be offered a first right of refusal to sell and distribute ALBANDENT in the Territory, and, as the case may be, the Expanded Territory under the same terms and conditions as set out in this Agreement, by executing an addendum to this Agreement. Omega Pharma shall inform Remedent of its decision within 45 days after having received Remedent's written notification hereof. This product will, as the case may be, be added to schedule 1.

2.5

Distributor's relationship to Remedent under this Agreement, shall be solely that of buyer and seller, and nothing contained herein shall be construed as constituting the Parties as partners or joint ventures, or as constituting the Distributor or any dealer appointed by the Distributor, as a legal representative, employee or agent of Remedent.

3.	ORDERS AND DELIVERY

3.1

The Distributor will send a 12 month rolling forecast (the "Forecast") to Remedent on or prior to the 15th working day of each month. The first three months of such Forecast comprise binding orders upon the Distributor, which shall also be binding upon Remedent. The remaining 9 months of the Forecast are prepared in good faith but are indicative orders only.

Delivery of binding orders shall be made on the 15th day of the third month following the month that such binding order were placed or as otherwise agreed.

3.2	Remedent shall supply the Product to the Distributor in accordance with the purchase orders.

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The Product to be supplied by Remedent shall be delivered at the delivery date to Distributor's premises in Belgium (as notified to Remedent by the Distributor from time to time). Remedent shall procure transport and insurance and arrange for the delivery of the Product to the Distributor's premises (as notified to Remedent from time to time). The Product will be delivered in packed form and ready for sale. The cost of packaging, transport, duties, taxes and insurance shall be paid by Remedent.

The Product must be packaged and protected in a manner which ensures that by normal means of transport they arrive at the place of destination in good condition and that unloading there can be done in a safe manner. Remedent shall be responsible for the due observance of all applicable regulations concerning packaging, insurance and transport.

3.3

Title to and risk for the Product shall pass to the Distributor after the delivery of the Product at the Distributor's premises (as notified to Remedent by the Distributor from time to time). Within fourteen days following a receipt of a delivery of the Product, Omega Pharma shall executive a visual inspection of the Products delivered. Following such inspection, Omega Pharma shall, by notice in writing to Remedent, be entitled (without prejudice to any other right or remedy it may have), to reject all Products which it considers breach the warranty in clause 13.1 of this Agreement, in which case Omega Pharma shall have no obligation to pay for those Products so rejected, until Remedent shall have fully and duly replaced the defective Products.

4.	PRICE AND PAYMENT

4.1

Simultaneously with each delivery of the Product, Remedent shall invoice Omega Pharma for the payment of the pertaining order of the Product. The prices to be paid by Omega Pharma for all Products supplied under this Agreement shall be as set forth in schedule 1. All payments will be made in EURO by Omega Pharma by transfer to such bank account as Remedent may from time to time notify in writing to Omega Pharma, within 60 days end of month.

4.2

In order to compensate for major changes in labour or manufacturing costs, the agreed prices may be adapted in mutual consent, provided such changes are clearly specified and both Parties agree with the price adaptation. In case Parties cannot agree upon a change of the agreed prices, each Party has the right, without payment of any costs, indemnification or compensation of whatever kind, to terminate the Agreement by giving at least 6 months prior written notice to the other party. During the notice period, prices shall then remain unchanged until the termination date of the Agreement.

5.	REGULATORY APPROVALS

Remedent guarantees that the Products meet at all times, with all applicable legal and regulatory requirements necessary for authorising the distribution thereof by Omega Pharma in the Netherlands, Germany and Belgium and Remedent guarantees that to the best of its knowledge, the Products shall meet at all times, with all applicable legal and regulatory requirements necessary for authorising the distribution thereof by Omega Pharma in the remaining countries of the Territory, and, as the case may be, the Expanded Territory.

6.	TRADEMARKS

6.1

Remedent grants to the Distributor an exclusive royalty free license for the term of this Agreement to use its trademarks, trade names, and/or patent notices solely as necessary to permit the Distributor to fulfil its obligations under the Agreement. The Distributor shall be entitled to sub-licence its rights under this clause 6 to sub-distributors appointed in accordance with clause 2.3 on substantially the same terms and conditions as set out in this Agreement.

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6.2

The Distributor agrees to affix to the Products, or not to remove if already affixed, Remedent's trademarks, trade names, and/or patent notices. The Distributor shall not copy, nor assist others to copy the Products or packaging. All trademarks, trade names, patents, utility models, design rights and copyrights, whether registered or not, shall remain Remedent's exclusive property, and the Distributor agrees not to take any action which would interfere with or be detrimental to Remedent's ownership of these rights.

6.3

Remedent shall at its own expense take such action as it deems necessary to prevent infringement of its trademarks or other acts of unfair competition or to defend Omega Pharma or its customers in its suits, administrative or otherwise, brought against them in connection with the use of Remedent's trademarks.

6.4

Remedent confirms that the trademarks, trade names and/or patent notices, listed in Schedule 2, have been registered and/or filed for registration with the competent authorities. Schedule 2 specifies the relevant trademarks, trade names and/or patent notices, as well as the relevant countries and competent authorities.

7.	SALE AND DISTRIBUTION OF THE PRODUCTS

7.1	Omega Pharma will use its commercially best efforts to sell and distribute the Product to the Market in the Territory, and, as the case may be, the Expanded Territory.

7.2

The Distributor is not under an obligation to purchase or sell a minimum quantity of the Product. In the event however that at the end of any contractual year of the Initial or, as the case may be, Additional Period, the Distributor has not ordered, at least 25,000 kits of the Product, Remedent shall be entitled to terminate this Agreement with a six months prior written notice. Remedent acknowledges that, in such case, it shall not claim from Omega Pharma any compensation of whatever kind.

7.3

Without prejudice to the foregoing, Omega Pharma undertakes to order a minimum of 150,000 kits of the Product during the period starting on the date on this Agreement and ending on 31 December 2004. For the avoidance of doubt, Parties agree that the as from 1 January 2005 the provisions of clause 7.2 above shall apply.

8.	ADVERTISING AND PROMOTION

8.1	Omega Pharma shall promote and advertise, at its cost and expense, the Product to the Market in the Territory, and, as the case may be, the Expanded Territory.

8.2	Remedent shall provide Omega Pharma, free of charge, with copies of specification, relevant technical data, and instruction books relating to the Product.

8.3

Remedent shall furthermore provide Omega Pharma, free of charge, with one counter display per order of 18 kits of the Product. Such displays shall initially be available in two formats: (i) a format in the Dutch, French and English language and (ii) a format in the Spanish, Portuguese and English language. Omega Pharma shall specify in its order which format Remedent shall have to deliver. The original wording of the displays is drafted in Dutch. Omega Pharma shall provide Remedent with the translation of the displays in French, English, Spanish and Portuguese.

Remedent agrees to, upon request of Omega Pharma, further develop other display formats which shall, as the case may be, be provided to Omega Pharma.

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9.	PACKAGING

Remedent shall deliver the Products in packed form and ready for sale. Each Party agrees not to modify the Product (including the formula, concept, trademark, packaging and/or labeling) without the prior written consent of the other Party.

The original wording of the packaging is drafted in Dutch, French and English. Omega Pharma shall provide Remedent with the translation of the packaging in French, English, Spanish and Portuguese.

10.	CONFIDENTIALITY

10.1

Each Party shall hold in confidence and prevent the disclosure to others of any Confidential Information received directly or indirectly from the other Party, and refrain from using such Confidential Information for any other purpose than which it was disclosed, during the term of this Agreement, and after termination of this Agreement, for as long as such Confidential Information does not become publicly available.

10.2

The recipient of Confidential Information shall use the same care and caution it affords its own proprietary information to protect the Confidential Information from disclosure to a third party but not less than a reasonable degree of care. Disclosure of such Confidential Information by the recipient to its employees and bona fide consultants, advisors and approved subcontractors will be limited to individuals whose duties justify the need to know such information, and then only after such individuals have been advised of their obligations as specified in this Agreement. Any such disclosure to non-employed consultants, advisors and subcontractors will be bound by a confidentiality obligation at least equivalent to the confidential obligations as specified in this Agreement.

10.3

In the event that the recipient is required by judicial or administrative process to disclose Confidential Information, the recipient shall promptly notify the disclosing Party and allow the disclosing Party a reasonable time to oppose to such process.

11.	DURATION AND TERMINATION

11.1

This Agreement will come into force on the Commencement Date and, subject to the remaining provisions of this clause 11, will continue in force for a period of 5 years (the "Initial Period"). The Agreement shall automatically be renewed for successive two-year terms (each an "Additional Period"), unless terminated by written notice at least six months prior to the end of the Initial Period, respectively the Additional Period.

11.2	Either Party will be entitled to terminate this Agreement immediately by written notice to the other Party if:

(a)

that other Party commits any breach of any of the provisions of this Agreement which is substantial, material and persistent and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied.

(b)	the other makes any voluntary arrangement with its creditors or becomes subject to an administration order or goes into liquidation.

11.3

Upon termination of this Agreement for any reason, Omega Pharma shall discontinue to use Remedent's trademark and trade names and shall cease to represent that it is an authorised distributor of Remedent.

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11.4

Upon termination of this Agreement for any reason, Remedent agrees to repurchase the inventory at the same price as was paid by the Distributor for these Products. The purchase shall take place and the price shall be paid within 30 days following the termination. The costs of transport and shipping (including insurances) of the Products to Remedent, shall be paid by Remedent.

12.	FORCE MAJEURE

Neither Party shall be deemed to be in breach in this Agreement not shall in any way be liable to the other Party for damages or relief of any type for the delay or failure in performance of any of the obligations, imposed by this Agreement, which delay or failure is caused by force majeure or is beyond the reasonable control of such Party, for so long as the conditions causing the delay or failure continue to exist, provided that if such conditions continue for a period longer than three months, the Party whose performance is not impaired shall have the option to terminate this Agreement.

13.	WARRANTIES AND LIABILITY

13.1

Remedent warrants to the Distributor that (i) all Products delivered under this Agreement will be free from any defects in material and manufacture and will comply, including but not limited to as regards packaging, languages, and intellectual property rights, at all times with all legal and regulatory requirements and (ii) there are no any rights of third parties which would or might render the sale and distribution of the Product or the use of any trademark or patent, invalid, void or unlawful. Remedent will provide and maintain adequate insurance covering Product liability for the Products delivered to and/or used in the Territory, and as the case may be, the Expanded Territory, under this Agreement.

13.2

Remedent will indemnify and hold harmless the Distributor and keep the Distributor indemnified against all and any liabilities, costs and expenses, damages, claims or demands incurred by the Distributor in connection with any claims or allegations made against the Distributor relating to claims which arise from a breach of Remedent's warranty set out in clause 13.1

13.3

Remedent shall provide Omega Pharma with the cosmetic file of the Product, and any update thereof. Remedent warrants that the cosmetic file will at all times comply with all applicable legal and regulatory requirements.

13.4

Upon a five working days prior written notice, the Distributor shall be entitled to visit, during normal business hours, the offices and production facilities of Remedent to ascertain, amongst others, the compliance with Remedent's obligations under this Agreement.

13.5	In the event that, for whatever reason, any of the Products distributed by the Distributor under this Agreement should have to be recalled, Remedent shall pay all costs and expenses in this respect.

13.6

Without prejudice to any of the foregoing, Omega Pharma shall be entitled, at its sole discretion, in the event of a breach of the warranty set out in clause 13.1, which is not capable for remedy, to acquire from Remedent, without payment of any costs or transfer price, all trademarks, trade names, patent notices, know how and concepts related to any of the Products under this Agreement.

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14.	GENERAL

14.1

If any restriction in this Agreement is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification (which shall be made by the parties) as may be necessary to make it valid.

14.2

The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of other material provisions of the Agreement, which shall remain in full force and effect unless a Party is, as a result, deprived of the benefit it has or is entitled to expect under this Agreement.

14.3

This Agreement and the documents referred to in it and any agreement executed by the Parties at the Date of the Agreement contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

14.4	The Agreement and the schedules can be amended or supplemented only by an instrument in writing duly signed by all Parties.

14.5

This Agreement is governed by and shall be construed in accordance with the laws of Belgium. The Parties agree to submit to the exclusive jurisdiction of the courts of Gent for all purposes relating to this Agreement.

14.6

Any notice or other formal communication given under this Agreement (which does not include fax or email) must be in writing and may be delivered in person, or sent by registered post to the Party to be served at his address appearing in this Agreement as follows:

(a)	to Remedent at:

Xavier De Cocklaan 42, 9831 Deurle

marked for the attention of: Mr Robin List

(b)	to Omega Pharma at:

Venecoweg 26, 9810 Nazareth

marked for the attention of: Mr Mario Debel

or at such other address as may be notified to the other Party under this clause.

Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery; or
(b)	if sent by post, on the day of receipt, provided it is sent by registered mail requesting a return receipt.

14.7

Without prejudice to clause 2.3, no Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Party save that the Distributor's rights under this Agreement may be assigned by the Distributor to any other member of the Omega Pharma NV's group and by such member to any other member of the Omega Pharma NV's group.

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This Agreement has been signed in two counterparts, which is as many counterparts as the number of the Parties to it, and each Party acknowledges receipt of one such counterpart.

/s/	/s/

Remedent	Omega Pharma

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